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                                 EXHIBIT 99(h)(4)

August 26, 2003

Mr. Richard C. Barrett, Chairman
Stonebridge Funds Trust
1801 Century Park East, Suite 1800
Los Angeles, California 90067

     Re: STONEBRIDGE FUNDS TRUST (THE "TRUST")

Dear Mr. Barrett:

By our execution of this letter agreement (the "Agreement"), ALPS Mutual Funds Services, Inc. ("ALPS"), to improve the performance of the Trust's portfolios, hereby agrees to temporarily reduce the minimum administration fees it is entitled to receive pursuant to Section 2 of the Administration Agreement dated as of November 2, 1998 between the Trust and ALPS, as follows for the fiscal year ending October 31, 2004:

                           CONTRACTUAL MINIMUM           REDUCED MINIMUM
PORTFOLIO                  ADMINISTRATION FEE          ADMINISTRATION FEE
-------------------------------------------------------------------------
Aggressive                    $6,250/month                $4,500/month
Growth Fund

Growth Fund                   $6,250/month                $4,500/month

ALPS acknowledges that it will not be entitled to collect on or make a claim for the administration fees it would have received but for this reduction at any time in the future. ALPS agrees to continue such waivers for the portfolios through the end of the fiscal year (October 31, 2004).

ALPS MUTUAL FUNDS SERVICES, INC.

By:
    ----------------------------------
Name:  Thomas A. Carter
Title: Chief Financial Officer
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Your signature below acknowledges Acceptance of this Agreement:

By:
    ----------------------------------
Name:  Richard C. Barrett
Title: Chairman, Stonebridge Funds Trust

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